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                                                                   EXHIBIT 10.28
                         [SOFTBANK SERVICES GROUP LOGO]


May 4, 1998



Mr. Steven M. Kawalick
4156 Red Rock Drive
Larkspur, CO  80118

Dear Steve:

On behalf of Brian Cunningham, Gary Crosby and the 2,000 associates at SOFTBANK Services Group ("SOFTBANK"), I want to welcome you to our company. It is our hope that you will find your experience with us both professionally rewarding and personally enjoyable.

SOFTBANK is the world's leading outsourcing provider of direct sales, customer service and technical support service to the high technology industry. Our mission is to make it easier for our clients to acquire, service, support and retain their customers. We believe you can make a significant contribution towards achieving our goals.

To confirm the terms of your employment, I would like to reiterate the details of our verbal offer to you:

1.   POSITION:      General Counsel and Vice President, Special Projects

2.   REPORTS TO:
                    Brian Cunningham, President, SSG International Operations on Europe an matters
                    Gary Crosby, Chief Financial Officer,
                    on U.S. Projects and Legal matters

3.   SALARY:        $125,000.00 annually, paid on a bi-weekly basis

4.   STATUS:        Full-time, Exempt

5.   START DATE:    April 1, 1998 (retroactive)

6.   STOCK OPTIONS: We have agreed to grant you 40,000 qualified stock options
                    (including those already proposed to you) to be exercised as follows:

                              November 1, 1998 - 25%
                              November 1, 1999 - 25%
                              November 1, 2000 - 25%
                              November 1, 2001 - 25%

                    This right of ownership in SOFTBANK is designed as another incentive for our continued long term relationship. This issuance of stock options is offered at an exercise price of $2.50 per share. Future options may be offered and the price may change as granted by the Option Committee and adopted by the Board of Directors.

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7. TERMINATION

     Notwithstanding anything to the contrary contained in the Agreement, your employment hereunder may be terminated as follows:

     (a) Death. Your employment hereunder shall terminate upon your death.

     (b) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties hereunder on a full-time basis for ninety (90) consecutive days or for a total of one hundred eighty (180) days during any twelve (12) month period, and within thirty (30) days after written Notice of Termination (as hereinafter defined) is given, you shall not have returned to the performance of your duties hereunder on a full-time basis, SOFTBANK may terminate your employment.

     (c) Cause. SOFTBANK may terminate your employment hereunder for "cause". For purposes of this Agreement, SOFTBANK shall have "cause" to terminate your employment hereunder upon (i) your conviction of a felony related to your job performance, or (ii) your violation of the provisions of Section 8 hereof. If your employment shall be terminated for cause at any time during the Term of this Agreement, SOFTBANK shall pay you your base salary at the rate in effect on the Termination Date through and including the Termination Date.

     (d) Without Cause. SOFTBANK may terminate your employment hereunder without "cause".

     (e) Notice of Termination. Any termination by SOFTBANK pursuant to any of the above Subsections (b)(Disability) and (c)(Cause), shall be communicated by a written notice of termination (a "Notice of Termination") specifying in reasonable detail those termination provisions in this Agreement relied upon, the date on which the termination shall be effective (the "Termination Date"), and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

     (f) No Further Compensation. Except as otherwise expressly provided above in this Section 7 or in a separate agreement with respect to your relocation to Europe, no further compensation, wages, bonus or base salary shall be payable by SOFTBANK to you following the termination of your employment with SOFTBANK.

8. CONFIDENTIALITY; DISCOVERIES AND INVENTIONS; NON-INTERFERENCE:

      a) During the term of your employment under this Agreement and for a period ending one (1) thereafter, or, if earlier, for the period ending on the date on which you no longer own any common stock of SOFTBANK or have any right to purchase common stock of SOFTBANK in connection with the exercise any stock options, you will not directly or indirectly:

         (i) divulge to anyone, other than SOFTBANK or persons designated by it in writing, any trade secrets or other confidential information, or any ideas, creations, inventions, discoveries, improvements, devices, practices, processes, methods or products, whether or not patented or patentable, owned by SOFTBANK which are not be generally know to the public or recognized as standard practice;

         (ii) claim to have any right, title or interest of any kind or nature whatsoever in or to any products, methods, practices, processes, discoveries, ideas, improvements, devices, creations or inventions owned by SOFTBANK.

         (iii) solicit, induce or influence any customer, supplier, lender, lessor or any other person which has a business relationship with SOFTBANK to discontinue or reduce the extent of such relationship with SOFTBANK;

         (iv) recruit, solicit or otherwise induce or influence any Key Executive (as hereinafter defined), except your spouse or an immediate member of your family, or sales agent of SOFTBANK to discontinue such employment, agency or other relationship with SOFTBANK; or


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               (v) employ or assist any third party in employing any person who is at the time (or was at the time within six (6) months prior to the date of such employment) employed by SOFTBANK as a Key Executive, except your spouse or an immediate member of your family.

          "Key Executive" shall mean any person who is employed in a management, executive, supervisory, marketing, or sales capacity or any person who is performing any of the above functions as an independent contractor.

          For purposes of this Section 8, the term "SOFTBANK Services Group" shall include SOFTBANK Services Group, The Ivy Group and its subsidiaries and UCA&L Limited.

          b) In the event of a breach or a threatened breach of any of the covenants contained in Subsection 8(a) above (collectively, the "Covenants"), SOFTBANK shall, in addition to the remedies provided by law, have:

              (i) The right and remedy to have the Covenants and each of them specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach of any of the Covenants will cause irreparable injury to SOFTBANK and that money damages will not provide an adequate remedy to SOFTBANK; and

              (ii) The right and remedy to require you to account for and pay over to SOFTBANK all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by you as a result of any transactions constituting a breach of any of the Covenants, and you hereby agree to account for and pay over such Benefits to SOFTBANK.

         c) You acknowledge and agree that the Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Covenants, or any parts thereof, are invalid or unenforceable, the other Covenants and the remainder of any of the Covenants so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Covenants, or any parts thereof, are unenforceable because of the duration or geographic scope thereof, such court shall have the power to reduce the duration or geographic scope, as the case may be, of such Covenants, and, in such reduced form, such Covenants shall then be enforceable.

         d) SOFTBANK and you intend to and hereby do confer jurisdiction to enforce the Covenants upon the courts of any jurisdiction within the United States. If a court in any such jurisdiction holds any of the Covenants unenforceable by reason of the breadth of its geographic scope or otherwise, it is the intention of SOFTBANK and you that such determination not bar or in any way affect SOFTBANK's right to the relief provided above in the courts of any other jurisdiction within the United States as to breaches of any of the Covenants in such other jurisdictions, each of the Covenants as they relate to each jurisdiction being severable into diverse and independent Covenants.

9.  Governing Law:

    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law doctrine and the venue shall be Buffalo, New York.

10. Relocation:

      o Three house hunting trips for you and your spouse covering your hotel, rental car and airfare for a maximum of 5 days.

      o Up to $30,000.00 toward closing costs associated with selling of current residence and the purchasing of a new residence.

      o The packing and transportation of household belongings by a national moving company. Unpacking of boxes is not provided.


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     o    We will also "gross up" all applicable relocation expenses for tax purposes according to guidelines established by our Finance
          Department.

     o If you are faced with duplicate mortgage payments, we will pay the mortgage payment on your current residence (4156 Red Rock Drive, Larkspur, CO 80118) for a period not to exceed twelve (12) months so long as such residence is either for sale or rent. The twelve (12) month period need not be consecutive.

11.  Fringe Benefits:

Our comprehensive fringe benefits are effective the first of the month after two months of employment. Our plans are designed on a cost-shared basis and give you choices depending on your personal situation. An overview of our benefit package is outlined below.

     MEDICAL INSURANCE - SOFTBANK contributes toward the premium for health care coverage. Associates who choose to participate in the company's health insurance plan will also be asked to contribute toward the monthly premium. You are eligible to receive health insurance on the first day of the month after you have completed your sixty-day introductory period.

     DENTAL INSURANCE - SOFTBANK will make a contribution toward the premium and associates will be asked to contribute toward the premium difference. You are eligible to receive dental insurance on the first day of the month after you have completed your sixty-day introductory period.

     ASSOCIATE LIFE INSURANCE/ACCIDENTAL DEATH & DISMEMBERMENT (AD&D) - The company pays for a term life insurance policy equivalent to one times your annual base compensation up to a maximum of $100,000. The AD&D policy allows for an additional one times your annual base compensation.

     401k PLAN - This voluntary plan provides a SOFTBANK company match of 25% up to 4% of the associate's contribution. Each associate is eligible the first of the quarter after 12 months of employment. The maximum associate contribution is 15% (up to the Federal allowable maximum) of total compensation.

     LONG TERM DISABILITY POLICY - SOFTBANK pays for a long term disability policy for all of our associates. This benefit compensates a disabled associate after 180 days of disability. This program is in addition to the short term disability program that is cost shared with the associate.

     SUPPLEMENTARY DISABILITY PAY - This program supplements your short term disability policy to afford you 80% of your regular compensation for eight weeks after a one week waiting period, plus one (1) additional week for every year of service on or after an associate's three year anniversary not to exceed twelve (12) weeks.

     VISION CARE PLAN - Coverage is available to all associates and their families for examinations, lenses and frames.

     VACATIONS - SOFTBANK believes in rewarding an associate for long term commitment and has set up a progressive vacation schedule as outlined in our Associate Handbook.

     SABBATICAL - SOFTBANK believes in a long term commitment to and from its associates. As a company benefit, upon crossing your fifth year anniversary date, an associate may apply for a sabbatical of four successive weeks additional vacation, to be used within a 24 month period of time.

     This benefit is designed as a perk so that an associate maintains a holistic life perspective. To be eligible for this benefit, an associate must apply for the sabbatical prior to the requested date and must adhere to the guidelines of the program.

     PROFIT SHARING - 10% of the annual post tax profits earned by the company will be shared with all full time associates hired prior to September 1 and employed as of December 31 of the plan year.

All benefits outlined herein are governed by the specific plan description or applicable program parameters.

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We also offer a variety of company sponsored benefits which are described in the Company Associate Handbook, which you will receive during your new hire orientation. You are more than welcome to review these additional benefits prior to accepting this offer. Please let me know and I will make the handbook available to you prior to your start date, if desired.

Our offer of Employment is extended on an "at will" basis which is for no specific period of time. As a result, either you or SOFTBANK are free to separate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your position responsibilities, title, position location, compensation and benefits, as well as SOFTBANK's policies and procedures, may change from time to time; the "at will" nature of your employment may only be changed in express writing signed by you and the President of SOFTBANK. Except for what appears in this letter, no other statements or representations should be relied upon by you in accepting employment with SOFTBANK.

Steve, we believe this offer is comprehensive and recognizes your considerable skills, knowledge and abilities. We are confident that you will find SOFTBANK to be a company where you can prosper, grow and make a significant contribution to the overall success and future of the organization. The SOFTBANK team is looking forward to a meaningful working relationship with you. Should you have any questions regarding any information contained in this offer letter, please feel free to contact me at (716) 871-2140.

                                            Sincerely,

                                            FOR MARK BRIGGS --

                                                CHERYL SCHILTZ

                                            Mark Briggs
                                            President

Attachment/Addendum



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                                    ADDENDUM
                               STEVEN M. KAWALICK


My signature below acknowledges that I am accepting this offer of employment including relocation with SOFTBANK Services Group and agree to the terms and conditions as outlined herein.

I further understand and agree that nothing in this offer letter alters the at-will employment relationship between me and the company and that either I or the company may terminate the employment relationship at any time, for any reason, with or without cause. I understand that although my job duties, title, compensation and benefits, as well as the company's personnel policies and procedures, may change time-to-time, the "at-will" nature of my employment may only be changed in an express writing signed by me and the President of the company.

ACCEPTED AND AGREED TO this 4th day of May, 1998.

/s/ STEVEN M. KAWALICK
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(Signature)

Steven M. Kawalick
-------------------------------------------
(Name)

May 4, 1998
-------------------------------------------
(Date)






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August 14, 1998



Mr. Steven M. Kawalick
8547 East Arapahoe Road #J343
Greenwood Village, CO 80112

Dear Steve:

The purpose of this letter is to confirm the additional terms of your employment necessitated by your agreement to relocate to the United Kingdom ("U.K."). For purposes of this letter the "Company" shall include Upgrade Corporation of America SOFTBANK Services Group, Professional Support Centre, Ltd., UCA&L Limited and their successors and assigns. The terms, conditions and benefits contained herein are in addition to the terms, conditions, compensation and other benefits set forth in the letter dated May 1, 1998 and are as follows:

1. START DATE AND DURATION

The start date of your assignment shall be June 1, 1998 and shall continue for a two-year period ending May 31, 2000. The duration of your assignment may be extended by our mutual agreement.

2. ACCOMMODATIONS

You will be provided suitable, fully furnished housing (including all appliances, linens, kitchenware, etc.) in the U.K. for yourself and your family. This will include all utilities. Prior to your spouse's arrival you agree to use the flat currently being rented by Profession Support Centre Ltd.
Subsequent to your spouse's arrival in the U.K., you may relocate to a suitable flat/house of your choosing, with a rental/lease cost not to exceed circa fifteen thousand (L.15,000.00) British pounds per annum.

3. AUTOMOBILE.

You will be provided the use of the 1994 9000CSE Saab automobile, maintained and insured at Company expense. The company will contribute circa six thousand (L.6,000.00) British pounds to accommodate a lease buyout on the aforementioned vehicle currently in your possession.

4. STORAGE AND SHIPPING

Your household items, personal items and automobiles will be stored for two years, or the duration of your assignment, whichever is longer, at an anticipated cost, excluding the costs associated with the storage of two (2) cars, of circa fifteen thousand, nine hundred and twenty-five ($15,925.00) U.S. dollars for the anticipated two (2) year duration of this assignment. To the extent that you or your spouse cannot transport necessary personal items to the U.K., they can be shipped at Company expense.
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5. NON UNITED STATES OF AMERICA ("U.S.") TAXES

Payment of all non-U.S. taxes, including but not limited to income, pension, insurance or similar taxes imposed upon the compensation and benefits provided pursuant to this letter agreement will be paid for by the Company. Company reimbursements under this paragraph are estimated to be circa forty thousand (L.40,000.00) British pounds per year for the anticipated two (2) year duration of the assignment.

6. TRAVEL.

Prior to your spouse's arrival in the U.K. you will be entitled to return to the U.S. at Company expense approximately once a month and your spouse will be entitled to one trip to the U.K. In lieu of your traveling to the U.S., your spouse may come to the U.K. Subsequent to your spouse's relocation to the U.K., each of you will be entitled to one trip at Company expense to the U.S. per year. Your children and mother-in-law will be entitled to one trip at Company expense to the U.K. per year as well. If you are required to be in the U.S. for personal business, you will be only responsible for paying the cost differential in the airline fare to your destination over the fare from the U.K. to Buffalo, New York. Subsequent to your spouse's arrival in the U.K., the company's annual reimbursements to you under this paragraph shall not exceed circa six thousand ($6,000.00) U.S. dollars.

7. U.S. TAXES

The Company will be responsible to reimburse you, on a fully grossed-up basis, for all U.S. taxes (including but not limited to, Income, Social Security, Medicare and similar taxes) you are required to pay on the taxable compensation and benefits provided to you pursuant to this letter agreement. You will continue to be responsible for payment of all U.S. taxes (including but not limited to, income, social security, Medicare and similar taxes) you are required to pay on your base salary of $125,000. To the extent that you are able to utilize various provisions of the Internal Revenue Code of 1986 (as amended) applicable to U.S. citizens and residents working overseas and/or with foreign source income, those provisions will not be considered in the gross-up calculation. You will be entitled to retain those benefits to offset higher cost of living in the U.K.

8. REPATRIATION

At the end of the two-year period or your assignment, whichever is later, the Company will transport your family and personal items to your home in Larkspur, Colorado. In addition, your property held in storage will be transported to your home in Larkspur. To the extent you want to return to a location other than Larkspur, you will be responsible for the cost differential, if any.

9. TERMINATION

Notwithstanding anything to the contrary contained in the letter dated May 1, 1998 and this letter, your employment hereunder may only be terminated as follows:

For Cause. The Company may terminate your employment hereunder for "cause". For purposes of this Agreement, the Company shall have "cause" to terminate your employment hereunder upon (i) your conviction of a felony related to your job performance, or (ii) your violation of the provisions of Section 8 of the letter dated May 1, 1998. If your employment shall be terminated for cause at any time during the duration of your



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assignment in the U.K., the Company shall pay you your base salary at the rate in effect on the Termination Date (herein after defined) through to and including the Termination Date.

Without Cause. The Company may terminate your employment hereunder without "cause". If your employment shall be terminated without cause at any time during the duration of your assignment in the U.K., the Company shall pay you your base salary (including any benefits you are entitled to as an employee of SoftBank Services Group) and continue to provide you with all of the benefits provided for herein for the period commencing on the Termination Date and ending on May 31, 2000 ("Salary and Benefit Continuation Period"). In addition, should the Salary and Benefit Continuation Period be less than twelve months, the Company shall continue to pay you your base salary (including any benefits you are entitled to as an employee of SoftBank Services Group) until the first anniversary of the Termination Date. If your employment shall be terminated without cause at any time after your assignment in the U.K., the Company shall pay you your base salary (including any benefits you are entitled to as an employee of SoftBank Services Group) for the period commencing on the Termination Date and ending on the first anniversary of the Termination Date.

Notice of Termination. All notices of termination by the Company pursuant to this letter shall be communicated by a written notice of termination (a "Notice of Termination") and shall set forth the date on which the termination shall be effective (the "Termination Date"). To the extent the termination is based on cause, the Notice of Termination shall also set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

10. GOVERNING LAW:

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of law doctrine and the venue shall be Buffalo, New York.


Sincerely,

/s/ MARK BRIGGS

Mark Briggs
President


ACCEPTED AND AGREED TO this 4 day of September, 1998.

/s/ STEVEN M. KAWALICK
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(Signature)

Steven M. Kawalick
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(Name)


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(Date)



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